    As filed with the Securities and Exchange Commission on August 11, 2000

                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            -------------------------

                                 ALLERGAN, INC.
             (Exact name of Registrant as Specified in Its Charter)

           DELAWARE                                            95-1622442
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                             Identification No.)

                            -------------------------

                                2525 DUPONT DRIVE
                            IRVINE, CALIFORNIA 92612
                                 (714) 246-4500
               (Address, including Zip Code, and Telephone Number,
        including Area Code, of Registrant's Principal Executive Offices)

                            -------------------------

                            ALLERGAN PHARMACEUTICALS
                              (IRELAND) LTD., INC.
                   SAVINGS RELATED SHARE OPTION SCHEME (2000)
                              (Full Title of Plans)

                            -------------------------

                             FRANCIS R. TUNNEY, JR.
    CORPORATE VICE PRESIDENT - ADMINISTRATION, GENERAL COUNSEL AND SECRETARY
                                 ALLERGAN, INC.
                                2525 DUPONT DRIVE
                            IRVINE, CALIFORNIA 92612
                                 (714) 246-4500
            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

                            -------------------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                                  PROPOSED           PROPOSED
                                                                  MAXIMUM             MAXIMUM
                                              AMOUNT              OFFERING           AGGREGATE         AMOUNT OF
          TITLE OF SECURITIES                 TO BE              PRICE PER           OFFERING         REGISTRATION
           TO BE REGISTERED                REGISTERED(1)          SHARE(2)           PRICE(2)             FEE
-------------------------------------------------------------------------------------------------------------------
             Common Stock,                300,000 shares          $72.6563        $21,796,890.00       $5,755.00
       par value $.01 per share
===================================================================================================================

(1) Each share of Common Stock includes a right to purchase one one-hundredth of a share of Allergan's Series A Junior Participating Preferred Stock, par value $.01 per share, pursuant to the Rights Agreement dated January 25, 2000 between Allergan, Inc. and First Chicago Trust Company of New York, as Rights Agent. Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers shares issued pursuant to antidilution provisions set forth in the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933 and based upon the average of the high and low sale prices of the Common Stock of Allergan as reported on the New York Stock Exchange on August 8, 2000.

================================================================================

                                  INTRODUCTION

        This Registration Statement on Form S-8 is filed by Allergan, Inc., a Delaware corporation (the "Company"), and relates to 300,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), that the Company may issue under the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000) (the "Scheme").

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. SCHEME INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*       Information required by Part I of Form S-8 to be contained in the
        Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

        (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1999;

        (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

        (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

        (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 (Registration No. 33-28855), including any amendment or report filed for the purpose of updating such description; and

        (e) The description of the Rights to Purchase Series A Junior Participating Preferred Stock (the "Rights") and of the Series A Junior Participating Preferred Stock, par value $.01 per share, contained in the Company's Registration Statement on Form 8-A (File No. 001-10269), including any amendment or report filed for the purpose of updating such description.

        All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145(a) of the General Corporation Law of the State of Delaware (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

        Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

        Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

        As permitted by Section 102(b)(7) of the GCL, the Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Certificate of Incorporation requires that directors and officers be indemnified to the maximum extent permitted by Delaware law.

        The Company has entered into indemnity agreements with each of its directors and officers. These indemnity agreements require that the Company pay on behalf of each director and officer party thereto any amount that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or neglect or breach of duty including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his or her capacity as a director and/or officer of the Company and solely because of his or her being a director and/or officer. Under the GCL, absent such an indemnity agreement, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). Consistent with the Company's Bylaw provision on the subject, the indemnity agreements require the Company to make prompt payment of defense and investigation costs and expenses at the request of the director or officer in advance of indemnification, provided that the recipient undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such expense and provided further that such advance shall not be made if it is determined that the director or officer acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and, as a result, it is more likely than not that it will ultimately be determined that he or she is not entitled to indemnification under the terms of the indemnity agreement. The indemnity agreements make the advance of litigation expenses mandatory absent a special determination to the contrary, whereas under the GCL absent such an indemnity agreement, such advance would be discretionary. Under the indemnity agreement, the Company would not be required to pay or reimburse the director or officer for his or her expenses in seeking indemnification recovery against the Company. By the terms of the indemnity agreement, its benefits are not available if the director or officer has other indemnification or insurance coverage for the subject claim or, with respect to the matters giving rise to the claim, (i) received a personal benefit, (ii) violated Section 16(b) of the Exchange Act or analogous provisions of law, or (iii) committed certain acts of dishonesty. Absent the indemnity agreement, indemnification that might be made available to directors and officers could be changed by amendments to the Company's Certificate of Incorporation or Bylaws.

        The Company has a policy of directors' liability insurance which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.     Description
-----------     -----------
    3.1         Restated Certificate of Incorporation of the Company as filed with the State of Delaware on May 22, 1989 (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1
                No. 33-28855, filed May 24, 1989).

    3.2 Certificate of Amendment of Certificate of Incorporation of the Company as filed with the State of Delaware on May 4, 2000 (incorporated by reference to Exhibit 3.2 to the Company's Report on Form 10-Q for the Quarter ended June 30, 2000.)

    3.3 Bylaws of the Company (incorporated by reference to Exhibit 3 to the Company's Report on Form 10-Q for the Quarter ended June 30,
                1995).

    3.4 First Amendment to Allergan, Inc. Bylaws (incorporated by reference to Exhibit 3.1 to the Company's Report on Form 10-Q for the Quarter ended September 24, 1999).

    4.1 Certificate of Designations of Series A Junior Participating Preferred Stock as filed with the State of Delaware on February 1, 2000 (incorporated by reference to Exhibit 4.1 to the Company's Report on Form 10-K for the Fiscal Year ended December 31, 1999).

    4.2         Rights Agreement, dated January 25, 2000, between Allergan, Inc.
                and First Chicago Trust Company of New York (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K filed on January 28, 2000).

    4.3 Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000).

    5 Opinion of Counsel (relating to legality of securities being registered).

   23.1         Consent of KPMG LLP, independent auditors.

   23.2         Consent of Counsel (contained in Exhibit 5 hereto).

   24           Power of Attorney (contained on signature page hereto).

ITEM 9. UNDERTAKINGS.

        (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) To include any prospectus required by Section 10(a)(3)
                of the Securities Act;

                     (ii) To reflect in the prospectus any facts or events
                arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                     (iii) To include any material information with respect to
                the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 11 , 2000.

                                    ALLERGAN, INC.


                                    By: /s/ FRANCIS R. TUNNEY, JR.
                                        ----------------------------------------
                                        Francis R. Tunney, Jr.
                                        Corporate Vice President-Administration,
                                        General Counsel and Secretary

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Francis R. Tunney, Jr. his true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.

                 SIGNATURE                                        TITLE                               DATE
                 ---------                                        -----                               ----
         /s/ DAVID E. I. PYOTT                  President and Chief Executive Officer,          August 11, 2000
------------------------------------------                       Director
             David E. I. Pyott                        (Principal Executive Officer)


          /s/ ERIC K. BRANDT                 Corporate Vice President and Chief Financial       August 11, 2000
------------------------------------------      Officer (Principal Financial Officer)
              Eric K. Brandt


         /s/ JAMES M. HINDMAN                    Senior Vice President and Controller           August 11, 2000
------------------------------------------          (Principal Accounting Officer)
             James M. Hindman


         /s/ HERBERT W. BOYER                           Chairman of the Board                   August 7, 2000
------------------------------------------
             Herbert W. Boyer


       /s/ MICHAEL R. GALLAGHER                                Director                         August 11, 2000
------------------------------------------
           Michael R. Gallagher


         /s/ WILLIAM R. GRANT                                  Director                         August 11, 2000
------------------------------------------
             William R. Grant


           /s/ GAVIN S. HERBERT                        Chairman Emeritus, Director              August 11, 2000
------------------------------------------
             Gavin S. Herbert


           /s/ LESTER J. KAPLAN                                Director                         August 11, 2000
------------------------------------------
             Lester J. Kaplan


             /s/ KAREN R. OSAR                                 Director                         August 11, 2000
------------------------------------------
               Karen R. Osar

                                  EXHIBIT INDEX

Exhibit No.     Description
-----------     -----------
    3.1         Restated Certificate of Incorporation of the Company as filed with the State of Delaware on May 22, 1989 (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1
                No. 33-28855, filed May 24, 1989).

    3.2 Certificate of Amendment of Certificate of Incorporation of the Company as filed with the State of Delaware on May 4, 2000 (incorporated by reference to Exhibit 3.2 to the Company's Report on Form 10-Q for the Quarter ended June 30, 2000.)

    3.3 Bylaws of the Company (incorporated by reference to Exhibit 3 to the Company's Report on Form 10-Q for the Quarter ended June 30,
                1995).

    3.4 First Amendment to Allergan, Inc. Bylaws (incorporated by reference to Exhibit 3.1 to the Company's Report on Form 10-Q for the Quarter ended September 24, 1999).

    4.1 Certificate of Designations of Series A Junior Participating Preferred Stock as filed with the State of Delaware on February 1, 2000 (incorporated by reference to Exhibit 4.1 to the Company's Report on Form 10-K for the Fiscal Year ended December 31, 1999).

    4.2         Rights Agreement, dated January 25, 2000, between Allergan, Inc.
                and First Chicago Trust Company of New York (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K filed on January 28, 2000).

    4.3 Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000).

    5 Opinion of Counsel (relating to legality of securities being registered).

   23.1         Consent of KPMG LLP, independent auditors.

   23.2         Consent of Counsel (contained in Exhibit 5 hereto).

   24           Power of Attorney (contained on signature page hereto).